Exhibit 10(a)

AMENDMENT NUMBER ONE TO THE WALGREEN CO. EXECUTIVE STOCK OPTION PLAN

Effective October 11, 2006, Section 4.3 of the Plan is amended in its entirety to read as follows:

"4.3 Changes in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of Shares available under this Plan, the number and class of Shares subject to each outstanding Option, the Option prices, and the limit on the number of Shares that may be granted to any participant under Section 5.1 shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional Shares shall be rounded to the nearest whole Share. The Committee’s determination shall be final and conclusive."